EXHIBIT 99

CONTACT:	Michael P. Dickerson	FOR IMMEDIATE RELEASE
	Vice President of Finance and	October 29, 2008
Investor Relations (859) 572-8684

GENERAL CABLE REPORTS THIRD QUARTER RESULTS

HIGHLAND HEIGHTS, KENTUCKY, October 29, 2008 – General Cable Corporation (NYSE: BGC), one of the most geographically diversified industrial companies, reported today revenues and earnings for the third quarter ended September 26, 2008. Diluted earnings per share for the third quarter of 2008 were $1.07, including approximately $0.09 per share of non-cash net last-in-first-out (LIFO) inventory related charges. Without the impact of this item, earnings per share for the third quarter of 2008 would have been $1.16, an increase of 16.0% from the prior year adjusted earnings per share of $1.00. Earnings in the third quarter of 2008 were further burdened by approximately $0.11 per share resulting from transaction losses caused by the rapid and significant devaluation of certain emerging market currencies principally in South America.

Third Quarter Highlights

•	Record third quarter revenues of $1,626.0 million, including $488.9 million from acquisitions completed in the last twelve months
•	Operating income increased $31.5 million or 35%; excluding LIFO related items from both periods
•	Generated $188.8 million of cash flow from operations in the quarter
•	Available liquidity, representing a combination of cash and available facilities at the end of the third quarter was approximately $1.2 billion
•	Trailing twelve months net debt to EBITDA ratio of 2.2x; EBITDA to net interest expense ratio of 10.8x
•	Completed transaction to increase ownership in Phelps Dodge Philippines (PDP) from 40% to 60%
•	Board of Directors authorized a $100 million share repurchase program

Third Quarter Results

Third quarter 2008 operating income before the impact of LIFO related charges was $121.4 million compared to operating income of $89.9 million before the impact of LIFO related benefits in the third quarter of 2007, an increase of $31.5 million or 35.0%. The increase in operating income was principally a result of acquisitions completed in the last twelve months and strong global markets for energy and industrial infrastructure products, partially offset by lower demand and pricing for telecommunications and electric utility products in North America and ongoing weakness in Spanish construction. Operating margin before LIFO related charges was 7.5% in the third quarter of 2008, a decrease of approximately 30 basis points from the operating margin of 7.8% in the third quarter of 2007 before LIFO benefits on a metal-adjusted basis. Reported operating earnings for the third quarter included approximately $7.6 million of non-cash net LIFO inventory related charges. This consists of approximately $10.6 million lower of cost or market (LCM) inventory valuation adjustments, principally related to the acquired inventory of PDIC, as a result of the significant reduction in copper market prices near the end of the quarter, partially offset by a $3.0 million LIFO inventory quantity liquidation benefit in North America.

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GENERAL CABLE REPORTS THIRD QUARTER RESULTS

Net sales for the third quarter of 2008 were $1,626.0 million, an increase of $477.1 million or 41.5% compared to the third quarter of 2007 on a metal-adjusted basis. This growth was principally due to the acquisitions completed in the last twelve months, foreign currency exchange rate translation benefits and the Company’s exposure to global electrical infrastructure markets partially offset by lower demand as a result of ongoing weak economic conditions primarily in the United States and Spain.

Gregory B. Kenny, President and Chief Executive Officer of General Cable, said, “Our earnings growth this year has come directly from the strategic initiatives the Company has undertaken over the last several years to increase our geographic footprint and diversify our product offering, more than offsetting the weak economic conditions in the United States and Europe. The broad product and geographic diversity the Company has achieved, as well as our strong balance sheet and liquidity position, have positioned the Company to weather the current economic environment, as well as continue to execute its global growth strategies.”

Segment Results

Revenue in the Rest of World segment was $510.8 million, an increase of $452.5 million on a metal-adjusted basis, principally related to the acquisition of PDIC which was completed during the fourth quarter of 2007 as well as the inclusion of the consolidated results of Phelps Dodge Philippines (PDP), which was previously accounted for under the equity method of accounting. Early in the third quarter, the Company increased its ownership interest in PDP from 40% to 60%. Operating earnings before the impact of LCM charges were $51.1 million, an increase of $46.6 million from the third quarter of 2007. “Demand in the third quarter for cable products in the developing regions of the world remained strong despite the credit crisis and economic weakness in the developed economies of the world due to high levels of energy infrastructure, construction and mining activities,” said Mathias Sandoval, Executive Vice President, General Cable Corporation, President and Chief Executive Officer, General Cable Latin America, Sub-Saharan Africa & Mideast/Asia-Pacific.

Revenue in the Company’s Europe and North Africa segment increased $36.8 million or 7.4% on a metal-adjusted basis in the third quarter of 2008 compared to the third quarter of 2007. The increase in revenue is primarily due to the acquisition of Enica Biskra, the favorable impact of foreign currency translation and regional demand for the Company’s utility and energy infrastructure products, partially offset by declining demand and pricing for construction products in the Spanish market. Operating earnings before the impact of LCM charges in the segment were up $2.6 million compared to the prior year. “Our recent entry into the Algerian market is performing well with strong scope for continued operational synergies,” said Domingo Goenaga, Executive Vice President, General Cable Corporation, President and Chief Executive Officer, General Cable Europe and North Africa.

In North America, revenue decreased 2.1% in the third quarter of 2008 compared to 2007 on a metal-adjusted basis while metal pounds sold were down 7.2% compared to the prior year. The decrease in metal pounds sold is principally due to the reduction in year-over-year demand for high metal content copper telecommunications cables as well as copper and aluminum utility cables. Operating earnings before the impact of LIFO gains in both periods decreased $17.8 million in the third quarter compared to the year ago period. “Demand, and for some products pricing, remain weak for telecommunications and electric utility cable products, however pricing has remained relatively stable for electrical infrastructure and networking products,” said Greg Lampert, Executive Vice President, General Cable Corporation, President and Chief Executive Officer, General Cable North America.

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GENERAL CABLE REPORTS THIRD QUARTER RESULTS

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share.  The dividend is payable on November 24, 2008 to preferred stockholders of record as of the close of business on October 31, 2008. The Company expects the quarterly dividend payment to be less than $0.1 million.

Liquidity

Gross debt at the end of the third quarter was $1.54 billion, while net debt was $1.17 billion, a decrease of $144 million and $105 million, respectively, from the end of the second quarter as a result of strong operating cash flow. The Company’s principal long-term debt obligations are in the United States and consist of two convertible note offerings totaling $830 million, with coupon interest rates of 1% and 0.875%, $200 million of 7.125% Senior Notes, and $125 million of Floating Rate Senior Notes priced at 2.375% over LIBOR. These long-term debt obligations have scheduled maturities beginning in October 2012 and extending through April 2017.

The Company maintains a $400 million asset based facility in the United States, of which $27 million was drawn as of the end of the third quarter. The lending facility matures in August of 2012 and is financed by a syndicate of 12 financial institutions. The largest holding by an individual syndicate member is 20% with the remaining institutions holding on average less than 10% participation in the facility. The facility continues to operate as designed. The Company also maintains multiple revolving credit facilities to fund working capital needs around the world with both global and local institutions.

At the end of the third quarter, through a combination of existing cash balances and undrawn available lines of credit, the Company has approximately $1.2 billion of available liquidity to fund operations, internal growth, and continuing product and geographic expansion opportunities. The majority of the assets and cash flows outside of North America, representing approximately 75% of the Company’s total assets,  remain unencumbered and an additional source of liquidity.

Share Repurchase

“Given the strong long-term fundamentals for global energy infrastructure investment, the Board of Directors has authorized management to purchase up to $100 million of General Cable common shares in the open market over the next year,” Kenny said. “We will utilize this buyback authority in the context of economic conditions which at this time favor capital structure flexibility and liquidity. Concurrently, we will stay on the offensive as our liquidity position coupled with strong operating cash flow allow us to continue to pursue the numerous global opportunities we see and anticipate.”

The number of shares to be repurchased and timing of the purchases will be at the discretion of the Company’s management and will be influenced by a number of factors, including the then prevailing market price of the common stock of the Company, regulatory requirements, as well as other capital investment alternatives that may become available to the Company.

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GENERAL CABLE REPORTS THIRD QUARTER RESULTS

Fourth Quarter 2008 Outlook

“The challenging global economic conditions, particularly in the United States and Western Europe continue to pressure the operating results of the Company. While we may be in a period of slower global growth or even contracting demand, we believe that the long-term fundamentals for our products both in the developed world and emerging markets remain sound. This is precisely the environment we have prepared the Company for over the last decade. Our culture of continuous improvement and ‘One Company’ face to our customers is an operating model that is working well for us. Our product and geographic diversity should allow the Company to move through a slower period better than many, and potentially benefit, particularly given the strength of our balance sheet and liquidity position. For the fourth quarter, the Company expects to report earnings per share in the range of $0.70 to $0.75 before the impact of LIFO and currency related gains or losses. Revenues are expected to be approximately $1.40 to $1.45 billion. The sequential decline in revenues is due principally to the translation impact of the strengthening U.S. dollar against the euro, the reduction in metal market prices, and the normal seasonal pattern of lower demand for cable products in the winter months.

This outlook reflects the quarter-over-quarter benefit of an additional month of PDIC results which closed on November 1, 2007 as well as year-over-year growth in this business more than offset by the results in Europe and North Africa where the impact of the slowdown in construction, particularly in Spain, has accelerated and in North America where lower quarter-over-quarter demand and pricing for a number of markets and product families persists.” Kenny concluded.

Reconciliation of Non-GAAP Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we discuss in our earnings release earnings per share and operating income for the third quarter of 2008 and 2007 as adjusted for the impact of net last-in-first out (LIFO) inventory related items and certain tax accounting related items.  These Company-defined adjusted measures are being provided because management believes they are useful in analyzing the underlying operating performance of the business.  These measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to accounting principles generally accepted in the United States.

A reconciliation of adjusted earnings per share and operating income to earnings per share and operating income as reported follows:

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GENERAL CABLE REPORTS THIRD QUARTER RESULTS

	3rd Quarter
	2008 EPS	2007 EPS

Adjusted Non-GAAP EPS	$1.16	$1.00
Adjustments to reconcile EPS:
North America inventory quantity liquidation	0.04	0.03
Lower of cost or market inventory valuation	(0.13)	-
Release of state deferred tax valuation allowances	-	0.08
EPS as Reported	$1.07	$1.11

	3rd Quarter
	2008 Operating Income	2007 Operating Income

Adjusted Non-GAAP Operating Income	$121.4	$89.9
Adjustments to reconcile Operating Income:
North America inventory quantity liquidation	3.0	2.4
Lower of cost or market inventory valuation	(10.6)	-
Operating Income as Reported	$113.8	$92.3

General Cable will discuss third quarter results on a conference call and webcast at 8:30 a.m. ET tomorrow, October 30, 2008. For more information please see our website at www.generalcable.com.

General Cable (NYSE:BGC) is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial,  and communications markets. Visit our website at www.generalcable.com.

Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include the economic strength and competitive nature of the geographic markets that the Company serves; economic, political and other risks of maintaining facilities and selling products in foreign countries; changes in industry standards and regulatory requirements; advancing technologies, such as fiber optic and wireless technologies; volatility in the price of copper and other raw materials, as well as fuel and energy and the Company’s ability to reflect such volatility in its selling prices; interruption of supplies from the Company’s key suppliers; compliance with foreign and U.S. laws applicable to our international operations; potential adverse impact from environmental liabilities; risks from liabilities assumed in acquisitions; substantial indebtedness could adversely affect our business and financial condition; potential cross-defaults on our financing arrangements if we fail to comply with covenants and other provisions of financing arrangements; impact of a downgrade in our financial strength; the failure to negotiate extensions of the Company’s labor agreements on acceptable terms; the Company’s ability to increase manufacturing capacity and achieve productivity improvements; the Company’s dependence upon distributors and retailers for non-exclusive sales of certain of  the Company’s products; pricing pressures in the Company’s end markets; the Company’s ability to maintain the uncommitted accounts payable or accounts receivable financing arrangements in its European operations; the impact of any additional charges in connection with plant closures and the Company’s inventory accounting practices; the impact of certain asbestos litigation, unexpected judgments or settlements and environmental liabilities; the ability to successfully identify, finance and integrate acquisitions; the impact of terrorist attacks or acts of war which may affect the markets in which the Company operates; the Company’s ability to  retain key employees; the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the impact on the Company’s operating results of its  pension accounting practices; volatility in the market price of the Company’s common stock all of which are more fully discussed in the Company's Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008  as well as periodic reports filed with the Commission.
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TABLES TO FOLLOW
Release No. 0585
10/29/08

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended		Nine Fiscal Months Ended
	September 26,	September 28,	September 26,	September 28,
	2008	2007	2008	2007

Net sales	$1,626.0	$1,135.3	$4,937.2	$3,317.0

Cost of sales	1,416.2	971.8	4,287.4	2,820.6

Gross profit	209.8	163.5	649.8	496.4

Selling, general and administrative expenses	96.0	71.2	290.1	210.0

Operating income	113.8	92.3	359.7	286.4

Other expense	(10.9)	(1.3)	(11.3)	(2.8)

Interest income (expense):

Interest expense	(17.3)	(10.2)	(48.5)	(29.7)

Interest income	3.8	5.1	10.1	12.0

Loss on extinguishment of debt	-	-	-	(25.1)
	(13.5)	(5.1)	(38.4)	(42.8)

Income before income taxes	89.4	85.9	310.0	240.8

Income tax provision	(27.3)	(24.7)	(102.3)	(78.8)

Minority interests in consolidated subsidiaries	(5.9)	-	(12.7)	-

Equity in net earnings of affiliated companies	1.5	-	4.3	-

Net income	57.7	61.2	199.3	162.0

Less: preferred stock dividends	(0.1)	(0.1)	(0.3)	(0.3)

Net income applicable to common shareholders	$57.6	$61.1	$199.0	$161.7

Earnings per share

Earnings per common share – basic	$1.11	$1.19	$3.86	$3.16

Weighted average common shares - basic	51.7	51.3	51.6	51.1

Earnings per common share- assuming dilution	$1.07	$1.11	$3.65	$2.99

Weighted average common shares- assuming dilution	53.7	55.0	54.6	54.2

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended		Nine Fiscal Months Ended
	September 26,	September 28,	September 26,	September 28,
	2008	2007	2008	2007
Revenues (as reported)
North America	$578.2	$583.4	$1,747.5	$1,743.7
Europe and North Africa	537.0	493.9	1,690.6	1,426.6
Rest of World	510.8	58.0	1,499.1	146.7
Total	$1,626.0	$1,135.3	$4,937.2	$3,317.0

Revenues (metal adjusted)
North America	$578.2	$590.4	$1,747.5	$1,836.9
Europe and North Africa	537.0	500.2	1,690.6	1,496.2
Rest of World	510.8	58.3	1,499.1	153.2
Total	$1,626.0	$1,148.9	$4,937.2	$3,486.3

Metal Pounds Sold
North America	95.1	102.6	290.2	321.7
Europe and North Africa	93.1	81.0	265.7	255.6
Rest of World	97.3	8.1	300.1	20.8
Total	285.5	191.7	856.0	598.1

Operating Income
North America	$33.9	$51.0	$97.6	$154.5
Europe and North Africa	36.6	36.8	134.8	118.4
Rest of World	43.3	4.5	127.3	13.5
Total	$113.8	$92.3	$359.7	$286.4

Return on Metal Adjusted Sales
North America	5.9%	8.6%	5.6%	8.4%
Europe and North Africa	6.8%	7.4%	8.0%	7.9%
Rest of World	8.5%	7.7%	8.5%	8.8%
Total Company	7.0%	8.0%	7.3%	8.2%

Capital Expenditures
North America	$15.1	$8.9	$36.5	$22.7
Europe and North Africa	24.0	16.9	70.3	46.6
Rest of World	17.4	2.4	42.7	4.6
Total	$56.5	$28.2	$149.5	$73.9

Depreciation & Amortization
North America	$8.8	$8.2	$26.9	$25.7
Europe and North Africa	8.0	5.1	23.0	15.1
Rest of World	8.4	0.9	23.7	2.1
Total	$25.2	$14.2	$73.6	$42.9

Revenues by Major Product Lines
Electric Utility	$552.2	$408.2	$1,690.6	$1,215.6
Electrical Infrastructure	430.5	322.2	1,258.2	903.6
Construction	340.8	188.5	1,147.6	576.1
Communications	236.6	216.4	659.1	621.7
Rod Mill Products	65.9	-	181.7	-
Total	$1,626.0	$1,135.3	$4,937.2	$3,317.0

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)

Assets	September 26, 2008	December 31 2007
	(unaudited)
Current Assets:
Cash and cash equivalents	$371.9	$325.7
Receivables, net of allowances of $21.4 million at September 26, 2008 and $17.9 million at December 31, 2007	1,327.9	1,121.4
Inventories	1,067.6	928.8
Deferred income taxes	129.8	123.6
Prepaid expenses and other	78.7	73.7

Total current assets	2,975.9	2,573.2

Property, plant and equipment, net	840.3	738.8
Deferred income taxes	41.3	42.6
Goodwill	161.7	116.1
Intangible assets, net	225.2	236.7
Unconsolidated affiliated companies	9.8	29.5
Other non-current assets	50.7	56.7

Total assets	$4,304.9	$3,793.6

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$1,043.3	$937.3
Accrued liabilities	432.9	397.3
Current portion of long-term debt	293.2	500.9

Total current liabilities	1,769.4	1,835.5

Long-term debt	1,249.7	897.9
Deferred income taxes	113.4	118.5
Other liabilities	189.2	190.0

Total liabilities	3,321.7	3,041.9

Commitments and Contingencies

Minority interests in consolidated subsidiaries	112.8	74.8

Shareholders' Equity:
Redeemable convertible preferred stock, at redemption value
(liquidation preference of $50.00 per share)
September 26, 2008 - 76,233 outstanding shares
December 31, 2007 - 101,940 outstanding shares	3.8	5.1
Common stock, $0.01 par value, issued and outstanding shares:
September 26, 2008 - 52,806,457 (net of 5,149,310 treasury shares)
December 31, 2007 - 52,430,149 (net of 5,121,841 treasury shares)	0.6	0.6
Additional paid-in capital	286.9	268.0
Treasury stock	(60.6)	(60.3)
Retained earnings	626.8	428.3
Accumulated other comprehensive income	12.9	35.2

Total shareholders' equity	870.4	676.9

Total liabilities and shareholders' equity	$4,304.9	$3,793.6